                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                               YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                           1995    1994    1993   1992    1991
                                          ------  ------  ------ ------  ------
Income (loss) from continuing
 operations.............................  $  489  $  503  $  463 $  532  $  520
Add:
 Interest...............................     425     381     349    321     326
 Portion of rentals representative of
  interest factor.......................      59      56      55     53      50
 Preferred stock dividend requirements
  of majority-owned subsidiaries........      22      --      --     --      --
 Income tax expense and other taxes on
  income................................     279     249     298    282     259
 Amortization of interest capitalized
  applicable to nonutility companies....       5       4       4      2       1
 Interest capitalized applicable to
  utility companies.....................       2       1       1      2       4
 Undistributed (earnings) losses of
  affiliated companies in which less
  than a 50% voting interest is owned...      (9)     (3)      3     (3)     (4)
                                          ------  ------  ------ ------  ------
    Earnings as defined.................  $1,272  $1,191  $1,173 $1,189  $1,156
                                          ======  ======  ====== ======  ======
Interest................................  $  425  $  381  $  349 $  321  $  326
Interest capitalized....................       9       4       3      6      20
Portion of rentals representative of
 interest factor........................      59      56      55     53      50
Preferred stock dividend requirements of
 majority-owned subsidiaries on a pretax
 basis..................................      30      --      --     --      --
                                          ------  ------  ------ ------  ------
    Fixed charges as defined............  $  523  $  441  $  407 $  380  $  396
                                          ======  ======  ====== ======  ======
Ratio of earnings to fixed charges......    2.43    2.70    2.88   3.13    2.92
                                          ======  ======  ====== ======  ======
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